Media Contacts:	Investor Contact:

Margita Thompson Health Net, Inc. 818.676.7912 margita.thompson@healthnet.com	Angie McCabe Health Net, Inc. 818.676.8692 angeline.c.mccabe@healthnet.com

Molly Tuttle
Health Net Federal Services, LLC
916.351.5355

molly.tuttle@healthnet.com

Health Net Federal Services Statement
on TRICARE Award Announcement

SACRAMENTO, Calif., July 13, 2009 – Health Net Federal Services, LLC, the government operations division of Health Net, Inc. (NYSE:HNT), released the following statement today in response to the Department of Defense’s release of the TRICARE contract awards:

“Health Net Federal Services is disappointed not to be selected by TRICARE Management Activity (TMA) for the Managed Care Support Contractor in the TRICARE North Region. We anticipate that a debriefing will be conducted within the next couple weeks. We will consider the information provided at the debriefing, and within two weeks following, we will determine whether we will accept or challenge the award decision,” said Steven Tough, president, Health Net Federal Services.

About Health Net Federal Services

Health Net Federal Services, LLC, a subsidiary of Health Net, Inc., has a long history of providing cost-effective, quality managed health care programs for government agencies, including the Departments of Defense and Veterans Affairs. As the managed care support contractor for the TRICARE North Region, Health Net Federal Services provides health care services to nearly 3.0 million uniformed services beneficiaries, active and retired, and their families.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. Health Net, Inc.’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.7 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at http://www.healthnet.com/. For more information on Health Net Federal Services, please visit http://www.healthnetfederalservices.com/.

Cautionary Statements

All statements in this press release, other than statements of historical information provided herein, may be deemed to be forward-looking statements and as such are subject to a number of risks and uncertainties. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, a continued decline in the economy, negative prior period claims reserve developments, investment portfolio impairment charges, volatility in the financial markets, trends in medical care ratios, unexpected utilization patterns or unexpectedly severe or widespread illnesses, membership declines, rate cuts affecting our Medicare or Medicaid business, litigation costs, regulatory issues, operational issues, health care reform and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section, included within the company’s most recent Annual Report on Form 10-K, and the risks discussed in the company’s other filings from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise any of its forward-looking statements to reflect events or circumstances that arise after the date of this release.

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